UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

UMB Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Missouri	43-0903811
(State or incorporation or organization)	(I.R.S. Employer Identification No.)

1010 Grand Boulevard

Kansas City, Missouri 64106

(816) 860-7000

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Depositary Shares, Each Representing a 1/400th

Ownership Interest in a Share of 7.00% Fixed-Rate

Reset Non-Cumulative Perpetual Preferred Stock,

Series A, par value $0.01 per share and with a

liquidation preference of $10,000 per share

The NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

333-280190.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Each of the 4,600,000 Depositary Shares (the “Depositary Shares”) of UMB Financial Corporation (the “Company”) being registered hereunder, and each share of the Company’s 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share and with a liquidation preference of $10,000 per share (the “UMB Preferred Stock”) in which each such Depositary Share represents a 1/400th ownership interest, will be issued in connection with the Mergers (as defined herein) pursuant to the Agreement and Plan of Merger, dated as of April 28, 2024, by and among the Company, Heartland Financial USA, Inc. (“HTLF”) and Blue Sky Merger Sub Inc. (“Merger Sub”) (as amended from time to time, the “Merger Agreement”): (i) the merger of Merger Sub with and into HTLF (the “Merger”), with HTLF surviving the Merger as a wholly-owned subsidiary of the Company (the “Surviving Entity”) and (ii) immediately following the effective time of the Merger and as part of a single, integrated transaction, the merger of the Surviving Entity with and into the Company (the “Second Merger” and, together with the Merger, the “Mergers”), with the Company surviving the Second Merger. Each share of UMB Preferred Stock has terms that are identical to shares of corresponding HTLF preferred stock (which will be exchangeable pursuant to the Merger Agreement on a 1-for-1 basis for a corresponding share of UMB Preferred Stock), except for its par value, redemption date and that it will be issued by the Company.

The Mergers are expected to close on January 31, 2025.

The Depositary Shares will be evidenced by the depositary receipts to be issued under the Deposit Agreement by and among the Company, Computershare Trust Company, N.A. and Computershare Inc., jointly as Depositary, and the holders from time to time of the depositary receipts described in the Deposit Agreement.

The terms of the Preferred Stock and the Depositary Shares are described in the following: (1) joint proxy statement/prospectus, filed with the SEC on July 5, 2024, and (2) Registration Statement on Form S-4 (File No. 333-280190) of which the joint proxy statement/prospectus forms a part, filed with the SEC on June 13, 2024, as amended on July 2, 2024, and declared effective by the SEC on July 5, 2024, under the caption “Description of New UMB Preferred Stock.”

Item 2.	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 28, 2024, by and among Heartland Financial USA, Inc., UMB Financial Corporation and Blue Sky Merger Sub Inc. (incorporated by reference to Annex A to the joint proxy statement/prospectus forming a part of the registration statement on Form S-4 and filed with the Securities and Exchange Commission on July 2, 2024).

3.1	Form of Amendment to the Restated Articles of Incorporation of UMB Financial Corporation (incorporated by reference to Annex B to the joint proxy statement/prospectus forming a part of the registration statement on Form S-4 and filed with the Securities and Exchange Commission on July 2, 2024).

3.2	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and filed with the Securities and Exchange Commission on May 9, 2006).

3.3	Bylaws, amended as of April 13, 2023 (incorporated by reference to Exhibit 3.01 of the Company’s Current Report on Form 8-K dated April 13, 2023 and filed with the Securities and Exchange Commission on April 13, 2023).

4.1	Form of Certificate of Designations of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of UMB Financial Corporation (incorporated by reference to Annex C to the joint proxy statement/prospectus forming a part of the registration statement on Form S-4 and filed with the Securities and Exchange Commission on July 2, 2024).

4.2	Form of Deposit Agreement among UMB Financial Corporation, Computershare Trust Company, N.A., Computershare, Inc. and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.3 of the joint proxy statement/prospectus forming a part of the registration statement on Form S-4 and filed with the Securities and Exchange Commission on July 2, 2024).

4.3	Form of Depositary Receipt (included in Exhibit 4.2 hereto).

4.4	Form of Preferred Stock Certificate filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UMB Financial Corporation

By:	/s/ Ram Shankar
Name:	Ram Shankar
Title:	Chief Financial Officer

Date: January 28, 2025